Filed Pursuant to Rule 433
Dated March 25, 2013
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation
Trade Date:	March 25, 2013
Settlement Date (Original Issue Date):	April 2, 2013
Maturity Date:	April 2, 2018
Principal Amount:	US $1,000,000,000
Price to Public (Issue Price):	99.709%
Agents Commission:	0.325%
All-in Price:	99.384%
Net Proceeds to Issuer:	US $993,840,000
Treasury Benchmark:	0.750% due February 28, 2018
Treasury Yield:	0.786%
Spread to Treasury Benchmark:	Plus 0.90%
Reoffer Yield:	1.686%
Interest Rate Per Annum:	1.625%
Interest Payment Dates:	Semi-annually on the 2nd day of each April and October, commencing October 2, 2013 and ending on the Maturity Date
Method of Settlement:	Depository Trust Company
Day Count Convention:	30/360, Following Unadjusted
Business Day Convention:	New York
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates (if any):	None
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None

Filed Pursuant to Rule 433
Dated March 25, 2013
Registration Statement No. 333-178262

CUSIP:	36962G6W9
ISIN:	US36962G6W94

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the “Underwriters”), as principal, at 99.709% of the aggregate principal amount less an underwriting discount equal to 0.325% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Barclays Capital Inc.	$235,000,000
Citigroup Global Markets Inc.	$235,000,000
Goldman, Sachs & Co.	$235,000,000
J.P. Morgan Securities LLC	$235,000,000
Co-Managers:
Blaylock Robert Van, LLC CastleOak Securities, L.P. Lebenthal & Co., LLC Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.	$10,000,000 $10,000,000 $10,000,000 $10,000,000 $10,000,000 $10,000,000
Total	$1,000,000,000

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Filed Pursuant to Rule 433
Dated March 25, 2013
Registration Statement No. 333-178262

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co. toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533.